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                        MORSE, ZELNICK, ROSE & LANDER
                       A LIMITED LIABILITY PARTNERSHIP
                               450 PARK AVENUE
                        NEW YORK, NEW YORK 10022-2605
                                 212-836-1177
                             FAX -- 212-836-9190

                                 June 5, 1996
                                                          WRITER'S DIRECT LINE
                                                                (212) 838-8040
Complete Management, Inc.
245 West 31st Street
New York, NY 10001

Dear Sirs:

   We have acted as counsel to Complete Management, Inc., a New York corporation (the "Company"), in connection with the preparation of a registration statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") in accordance with the provisions of Rule 462 (b), to register the offering by the Company of (a) $5,000,000 face amount of Convertible Subordinated Debentures due 2003 (the "Debentures") (and the offering of an additional $750,000 face amount of Debentures if the over-allotment option is exercised in full), (b) Common Shares to be issued upon conversion of the Debentures, (c) Representative's Warrants to purchase Common Shares (the "Warrants"), and (d) Common Shares underlying the Warrants.

   In this regard, we have reviewed the Certificate of Incorporation of the Company, as amended, the Company's By-laws, resolutions adopted by the Company's Board of Directors, the Registration Statement, the proposed form of the Warrants, the proposed form of Trust Indenture, the other exhibits to the Registration Statement and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion. Based upon the foregoing, we are of the opinion that:

   Each Debenture being offered, the Common Shares to be issued upon conversion of the Debentures, the Warrants, and the Common Shares underlying the Warrants have been duly and validly authorized for issuance and when issued as contemplated by the Registration Statement, including Common Shares which may be issued upon conversion of the Debentures or upon exercise of the Warrants, will be legally issued, fully paid and non- assessable.

   We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder. Members of this firm or their affiliates own an aggregate of 116,194 Common Shares of the Company.

                                          Very truly yours,




                                          MORSE, ZELNICK, ROSE & LANDER, LLP